CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (this "Agreement") is made and entered into as of the 3rd day of January, 1997, by and between Town & Country Corporation ("Town & Country"), a Massachusetts corporation, and C. William Carey ("Carey"). As used herein, "Town & Country" shall include each of the subsidiaries of Town & Country Corporation.

         WHEREAS, Carey was, prior to the date hereof, employed by Town & Country in various capacities, including as its Chairman and Chief Executive Officer.

         WHEREAS, Town & Country desires to retain Carey as a consultant for a period of not less than two years, and especially in connection with the disposition of certain assets of Town & Country, as more fully set forth herein;

         WHEREAS, the parties desire to set forth in this Agreement certain undertakings by Town & Country and Carey in connection with consulting and other services to be performed by Carey;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

         1. Consulting Services. For a period of two (2) years following the date hereof (the "Term"), Carey shall be available to consult with Town & Country on special projects as may be assigned to Carey by the Board of Directors of Town & Country Corporation (the "Board") and with respect to such assignments, Carey shall report directly to the Chairman of the Board. Special projects may include the disposition of core and non-core assets of Town & Country, entering into strategic alliances, and entering into other business arrangements not in the ordinary course. The consulting services described herein shall be provided by Carey at such times and locations reasonably requested by Town & Country.

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         2.       Compensation.

                  (a) Unless otherwise set forth herein, Carey's fee for assignments undertaken by Carey pursuant to this Agreement shall be mutually determined by the Board and Carey. Carey's fee shall be determined on a project-by-project basis, and is expected, where appropriate, to be based on a percentage of the total consideration received by Town & Country. In addition to Carey's fee for each project, Town & Country shall reimburse Carey for all expenses incurred in connection with the performance of his duties hereunder, as more fully set forth in Section 3 below.

                  (b) If Town & Country undertakes any of the following projects and requests Carey's assistance, Carey shall be compensated therefor on the following basis:

                  (i) With respect to disposition of Town & Country real estate, compensation equal to 2% of gross proceeds;

                  (ii) With respect to disposition of Town & Country properties located in the People's Republic of China, compensation equal to 4% of gross proceeds;

                  (iii) With respect to disposition of Town & Country machinery and equipment, including furniture and fixtures, 5% of gross proceeds;

                  (iv) With respect to disposition of the Gold Lance Division of Town & Country, if sold pursuant to any agreement or letter of intent for the sale entered into prior to March 31, 1997, 1% of gross proceeds up to $7.5 million, and 2% of gross proceeds in excess of $7.5 million; if sold after March 31, 1997, and not pursuant to any agreement or letter of intent for the sale entered into prior to March 31, 1997, 4% of the gross proceeds;

                  (v) With respect to disposition of Salomon Brothers preferred stock held by Town & Country, compensation equal to 4%; of the gross proceeds; and

                  (vi) In connection with the privatization of Essex International Public


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                           Company Limited ("Essex"), a Town & Country
                           subsidiary based in Thailand, $75,000 plus any additional fee the Board may determine based on the time, effort, and success of Carey in effecting the transaction.

         All payments hereunder shall be payable to Carey by wire transfer, in immediately available funds and according to Carey's instructions provided to the Company from time to time.

         3.       Office Space, Personnel and Expenses.

                  (a) To assist Carey in the performance of his duties hereunder, during the Term, Town & Country shall provide funds to Carey for not fewer than two (2) administrative assistants and such other personnel as Town & Country and Carey may deem necessary or appropriate (such assistants and other personnel to be selected by Carey) and office space of a type appropriate for a senior executive of Carey's position. The office space may be located in a downtown Boston location selected by Carey (subject to the reasonable consent of the Board). The direct cost to Town & Country for Carey's personnel and office space shall be $200,000 during the first year of the Term and $150,000 during the second year of the Term; excess costs to be borne by Carey. Such amounts shall be payable to Carey in advance by wire transfer in immediately available funds and according to the wiring instructions provided by Carey. Town & Country acknowledges and agrees that in anticipation of Carey's engagement as a consultant as set forth herein, Carey has already committed to a two-year lease for office space and the hiring of personnel for a two-year period and that the $350,000 payable to Carey hereunder shall be guaranteed and shall not be refundable. The parties agree that such $350,000 payment is a reimbursement to Carey and that no income tax withholding shall be made.

                  (b) Town & Country shall transfer Carey's office furniture from his office at Town & Country to his new office, and shall provide office furniture for Carey's administrative assistants. After the Term is complete, Carey shall have the option to purchase said furniture at its fair market value, which the parties agree will be the value

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         carried on the Company's books at such time.

                  (c) During the Term, Carey shall be provided the sole and exclusive use of a new automobile of a make and model appropriate for a senior executive of Carey's position. The parties acknowledge and agree that the cost of such automobile, including costs associated therewith during the Term, is estimated to be approximately $100,000, and shall payable in advance via wire transfer in immediately available funds.

                  (d) All reasonable expenses incurred by Carey in carrying out his duties under this Agreement shall be reimbursed by Town & Country upon submission of evidence of such expenses by Carey.

         4. Independent Contractor Status. Carey agrees to render services to Town & Country as an independent contractor to, and not as an employee of, Town & Country. Carey acknowledges and agrees that he shall be an independent contractor for all purposes including, but not limited to, payroll and tax purposes, and that he shall not represent himself to be an employee or officer of Town & Country.

         5. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof; provided, however, that this Consulting Agreement shall not supersede or otherwise affect the Termination and Settlement Agreement or side letter agreements of even date herewith. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         6. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

         7. Waivers and Consents. The terms and provisions of this Agreement may be


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waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         8. Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         9. Notices. The parties expressly agree that any notices to be given hereunder shall be in writing and shall be sent by U.S. Registered or Certified Mail, Return Receipt Requested, or via a delivery service providing evidence of delivery, addressed to the parties at their addresses set forth below, or at such other address as either may designate by notice as aforesaid.

 Address for Town & Country:             Copy to:
          Town & Country Corporation     Goodwin, Procter & Hoar
          25 Union Street                Exchange Place - 53 State St.
          Chelsea, MA  02150             Boston, MA 02109
          Attn:  Chairman                Attn:  Richard E. Floor


 Address for Carey:                               Copy to:

          C. William Carey               Mintz, Levin, Cohn,
          20 Rowes Wharf, PH 8              Ferris, Glovsky and Popeo, P.C.
          Boston, MA  02110              One Financial Center
                                         Boston, MA 02111
                                         Attn:  Stanford N. Goldman, Jr., Esq.

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         10. Assignment. Town & Country may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of Town & Country's business or that aspect of Town & Country's business in which Carey is principally involved. Carey's rights and obligations under this Agreement may not be assigned by Carey without the prior written consent of Town & Country.

         11. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and, in the case of Town & Country, its parents, subsidiaries and other affiliates, and in the case of Carey, upon his heirs, executors and administrators; and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         12. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

         13. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named shall then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within thirty (30) days, the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority


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determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

         14. Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9 hereof.

         15. Headings. The section and paragraph headings contained in this Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

         16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as a document under seal as of the date first written above.

TOWN & COUNTRY CORPORATION:                 CONSULTANT:

By:   /s/ William Schawbel                   /s/ C. William Carey
    ___________________________              ______________________________

Name:   William Schawbel                     C. William Carey
      _________________________

Title:  Interim President
       ________________________


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